SECOND AMENDMENT TO
                              EMPLOYMENT AGREEMENT


          This Second Amendment to Employment Agreement is made as of the 25th day of March, 1999 by and between Checkpoint Systems, Inc. ("CSI") and William J. Reilly, Jr. ("Executive").

          WHEREAS, CSI and Executive are parties to an Employment Agreement dated July 1, 1995 ("Agreement") which was amended on July 1, 1997; and

          WHEREAS, the parties wish to amend the Agreement as set forth herein;

          NOW THEREFORE, in consideration of the premises and mutual promises and covenants contained herein and intending to be bound hereby, the parties agree as follows:

          1. Section 1. Employment and Term is hereby extended so that the expiration date of the Term shall be July 1, 2001.

          2. Subsection 5C Termination is hereby amended and restated in its entirety as follows:

     "If Executive is terminated by CSI during the Term hereof, for reasons other than those provided in Subsections 5A or 5B above, and provided that Executive is not in violation of the provisions of Section 6 hereof, Executive shall be entitled to receive severance pay for a period of eighteen (18) months thereafter (or such shorter period ending on the date Executive obtains other employment, but in no event less than twelve (12) months after termination) consisting of the payment of one hundred percent (100%) of Executive's monthly Base Salary payable at regular intervals in accordance with CSI's normal payroll practices, as well as any Bonus payments that are accrued and payable through the date of such termination, and continuation of health insurance benefits, life and disability insurance benefits and payments in lieu of 401(K) benefits (payable in the same manner such payments are made as of the date of the Second Amendment to this Agreement) contemporaneously with the severance pay. If the Executive's employment with CSI terminates during the Term and after a Change in Control or Potential Change in Control (as those terms are hereinafter defined), the Executive shall be entitled to receive, in lieu of the foregoing, the Change in Control Severance Benefits (as that term is hereinafter defined). However, the Executive shall not be entitled to receive the Change in Control Severance Benefits if he voluntarily leaves the employ of CSI, other than his voluntary leaving after any of the following events occur:

          (a) The Executive is assigned to any duties substantially inconsistent with his position, duties, responsibilities or status with CSI or a substantial reduction of the aforesaid duties, in each case as set forth in Exhibit A to this Employment Agreement;

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          (b) The  relocation  of the  Executive's  office to a geographic  area which is more than thirty (30) miles from the city limits of Philadelphia;

          (c) An adjustment of the Executive's Base Salary pursuant to Section 3 which results in a reduction in the Executive's Base Salary; or

          (d) The failure by CSI to obtain the assumption of the obligation to perform this Agreement by any successor entity in the Change in Control.

For the purposes of this Subsection 5C, the following terms shall have the following meanings:

          (a) A "Change in Control" occurs upon any one of the following circumstances or events:

     (i) The stockholders of CSI approve a transaction or transactions (however denominated or effectuated) with another corporation or other entity ("Combination"), and immediately after such transaction(s) less than eighty percent (80%) of the combined voting power of the then outstanding securities of such corporation or entity will be held in the aggregate by the holders of securities entitled, immediately prior to such Combination, to vote generally in the election of directors of CSI ("Voting Stock");

     (ii) The stockholders of CSI approve a consolidation (however denominated or effectuated) pursuant to a recommendation of the Board of Directors;

     (iii) At any time, Continuing Directors (as herein defined) shall not constitute a majority of the members of the Board of Directors ("Continuing Director" means (i) each individual who has been a director of CSI for at least twenty-four (24) consecutive months before such time and (ii) each individual who was nominated or elected to be a director of CSI by at least two-thirds of the Continuing Directors at the time of such nomination or election);

     (iv) The stockholders of CSI approve the sale of all or substantially all of its assets to any other corporation or other entity, and less than eighty percent (80%) of the combined voting power of the then outstanding securities of such corporation or other entity immediately after such transaction will be held in the aggregate by the holders of Voting Stock immediately prior to such sale;

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     (v) Any  person  or  entity  becomes  the  beneficial  owner,  directly  or indirectly, of securities of CSI representing more than twenty percent (20%) or more of the then outstanding shares of Voting Stock (not including in the securities beneficially owned by such person or entity any securities acquired directly from CSI or its affiliates);

     (vi) The stockholders of CSI approve a plan of complete liquidation or dissolution of CSI; or

     (vii) The Board of Directors determines by a majority vote that, because of the occurrence, or the threat or imminence of the occurrence, of another event or situation with import or effects similar to the foregoing, the Executive should be entitled to the benefits of this Section.

          Notwithstanding the foregoing, unless otherwise determined in a specific case by majority vote of the Board of Directors, a Change in Control for purposes of this Agreement shall not be deemed to have occurred solely because (a) CSI, (b) an entity of which CSI is the direct or indirect beneficial owner of fifty percent (50%) or more of the voting securities or (c) any CSI-sponsored employee stock ownership plan or any other employee benefit plan of CSI becomes the beneficial owner of shares of Voting Stock, whether in excess of twenty percent (20%) or otherwise, or because CSI reports that a change in control of CSI has or may have occurred or will or may occur in the future by reason of such beneficial ownership. The foregoing definition shall supersede the definition of Change in Control set forth in Subsection 5D(ii) of the Agreement.

          (b) The "Change in Control Severance Benefits" shall be the following:
     (i) the amounts of the Executive's Base Salary and Bonus which are accrued and payable through the date of the termination of the Executive's employment, which amounts will be paid within thirty (30) days after the date the Executive's employment is terminated;

     (ii) a lump sum payment in an amount equal to two hundred percent (200%) of the Executive's highest Base Salary in effect during the Term, which lump sum payment will be made within thirty (30) days after the date the Executive's employment is terminated;

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     (iii) the continuation of the Executive's health insurance  benefits,  life and disability insurance benefits and payments in lieu of 401K benefits (payable in the same manner such payments are made as of the date of the Second Amendment to this Agreement) for a period of twenty four (24) months after the date the Executive's employment is terminated. The Executive shall continue to make such contributions with respect to such continued benefits as are required of the Executive prior to the termination of his employment; and

     (iv) in the event that any payment or benefit provided by CSI to the Executive (whether pursuant to this Agreement or otherwise) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed on the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          (c) A "Potential Change in Control" occurs upon any one of the following circumstances or events:

     (i) CSI enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

     (ii) CSI or any person or entity publicly announces an intention to take or consider taking actions which, if consummated, would result in the occurrence of a Change in Control;

     (iii) any person or entity becomes the beneficial owner, directly or indirectly, of securities of CSI representing more than fifteen percent (15%) or more of the then outstanding shares of Voting Stock (not including in the securities beneficially owned by such person or entity any securities acquired directly from CSI or its affiliates); or

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     (iv) the Board of  Directors  adopts a resolution  to the effect that,  for purposes of this Agreement, a Potential Change in Control has occurred.

          Notwithstanding the foregoing, unless otherwise determined in a specific case by majority vote of the Board of Directors, a Potential Change in Control for purposes of this Agreement shall not be deemed to have occurred solely because (a) CSI, (b) an entity of which CSI is the direct or indirect beneficial owner of fifty percent (50%) or more of the voting securities or (c) any CSI- sponsored employee stock ownership plan or any other employee benefit plan of CSI becomes the beneficial owner of shares of Voting Stock, whether in excess of fifteen percent (15%) or otherwise, or because CSI reports that a change in control of CSI has or may have occurred or will or may occur in the future by reason of such beneficial ownership."

          3. Subsection 5E. The second sentence of Subsection 5E is deleted and replaced with the following: "In the event that the parties are unable to agree upon an extension or new agreement, and Executive leaves the employ of CSI, Executive shall be entitled to receive severance pay for a period of eighteen (18) months thereafter (or such shorter period ending on the date Executive obtains other employment, but in no event less than twelve
     (12) months after the date he leaves the employ of CSI) consisting of the payment of one hundred percent (100%) of Executive's monthly Base Salary at the end of the term payable at regular intervals and continuation of health insurance benefits, life and disability insurance benefits and 401(K) benefits contemporaneous with the severance pay."

          4. Exhibit A is amended as set forth in Exhibit A hereto

          5. All other terms of the Agreement shall remain the same.

          IN WITNESS WHEREOF, the parties have caused this Second Amendment to be executed as of the date first above written.

CHECKPOINT SYSTEMS, INC.

By:__________________________   ______________________________
                                 WILLIAM J. REILLY, JR.

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                                    EXHIBIT A
                                       TO
                              EMPLOYMENT AGREEMENT

                            EXECUTIVE VICE PRESIDENT


                This position reports directly to the President
and CEO.   The responsibilities of this position include:

                Full profit and loss responsibility for
Domestic (US) sales units

                                Retail

                                Library

                Full profit and loss responsibility and
operations responsibility for
        International sales units

                                Asia Pacific

                                Europe and Scandanavia

                                Latin America

                                Canada